EXHIBIT 21.1

Subsidiaries of Registrant

1. Fovea International Holdings Limited, a British Virgin Islands corporation

2. Fovea Jewellery Holdings Limited, a Hong Kong corporation

3. Gold Shiny International Ltd., a British Virgin Islands corporation

4. Gold Shiny (Asia) Limited, a Hong Kong corporation

5. 3 Shopper Limited, a Hong Kong corporation